Team, Inc.
Second Amended and Restated 2018 Equity Incentive Plan
1.PURPOSE
This Plan is intended to foster and promote the long-term financial success of Team, Inc. and its Affiliates (the “Company Group”); to reward performance and to increase stockholder value by providing Participants appropriate incentives and rewards; to enable the Company Group to attract and retain the services of outstanding individuals upon whose judgment, interest and dedication the successful conduct of the Company Group’s businesses are largely dependent; to encourage Participants’ ownership interest in Team, Inc.; and to align the interests of management and directors with that of the Company’s stockholders. This Plan has been amended and restated as of the Effective Date.
2.DEFINITIONS
(a)“Affiliate” means any entity (whether a corporation, partnership, joint venture or other form of entity) that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Company, except solely with respect to the issuance of Incentive Stock Options, the term “Affiliate” shall be limited to any “parent corporation” or “subsidiary corporation” of the Company, as such terms are defined in Code Sections 424(e) and 424(1) respectively.
(b)“Award” means, individually or collectively, a grant under the Plan of Non-Statutory Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and/or Performance Units.
(c)“Award Agreement” means a written or electronic agreement evidencing and setting forth the terms of an Award.
(d)“Board of Directors” means the board of directors of the Company.
(e)“Cause” means, with respect to the termination of a Participant by the Company or another member of the Company Group, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written employment or other agreement between the Participant and the Company or such other member of the Company Group. In the absence of such then- effective written agreement and definition, “Cause” means, unless otherwise specified in the applicable Award Agreement, with respect to a Participant:
(i)a material breach by the Participant of the Participant’s duties and obligations or agreements with the Company Group that remains uncured following thirty (30) day’s prior written notice from a member of the Company Group to the Participant identifying in reasonable detail the nature of any such material breach, including but not limited to gross negligence in the performance of his duties and responsibilities;
(ii)willful misconduct by the Participant that in the reasonable determination of the Board of Directors or Committee has caused or is likely to cause material injury to the reputation or business of the Company;
(iii)any act of fraud, material misappropriation or other dishonesty by the Participant;
(iv)willful violation of the Company’s Code of Ethical Conduct as reasonably determined by the Board of Directors or the Committee; or
(v)Participant’s conviction of a felony.
A Participant shall be considered to have been discharged for Cause if the Company determines within 30 days after his or her resignation or discharge that discharge for Cause was warranted.
(f)“Change of Control” means the first to occur of any of the following events:

(i)any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except for any of the Company’s employee benefit plans, or any entity holding the Company’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof (the “Benefit Plan(s)”), is or becomes the beneficial owner, directly or indirectly, of (Y) the Company’s securities representing 50% or more of the combined voting power of the Company’s then outstanding securities or (Z) 90% or more of the Company’s operating assets, other than pursuant to a transaction excepted in Clause (ii);
(ii)the consummation of a merger, consolidation, or other reorganization of the Company, unless:
(1)under the terms of the agreement providing for such merger, consolidation, or reorganization, the stockholders of the Company immediately before such merger, consolidation, or reorganization, will own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least 51% of the combined voting power of the outstanding voting securities of the Company resulting from such merger, consolidation, or reorganization (the “Surviving Company”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization;
(2)the individuals who were members of the Board immediately prior to the execution of such agreement constitute at least a majority of the members of the board of directors of the Surviving Company after such merger, consolidation, or reorganization; and
(3)no Person (other than (A) the Company or any subsidiary of the Company, (B) any Benefit Plan, (C) the Surviving Company or any subsidiary of the Surviving Company, or (D) any Person who, immediately prior to such merger, consolidation, or reorganization had beneficial ownership of 51% or more of the then outstanding voting securities) will have beneficial ownership of 51% or more of the combined voting power of the Surviving Company’s then outstanding voting securities;
(iii)during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
Notwithstanding Clause (i), a Change of Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of the Company’s securities representing 51% or more of the combined voting power of the Company’s then outstanding securities solely as a result of an acquisition by the Company of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 51% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 51% or more of the combined voting power of the Company’s then outstanding securities by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner, directly or indirectly, of any additional voting securities of the Company (other than as a result of a stock split, stock dividend or similar transaction), then a Change of Control of the Company shall be deemed to have occurred with respect to such Person under Clause (i). In no event shall a Change of Control of the Company be deemed to occur by virtue of the acquisition of the Company’s securities by one or more Benefit Plans.
Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Code Section 409A if the foregoing definition of “Change of Control” were to apply, but would not result in the imposition of any additional tax if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change of Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Code Section 409A.
(g)“Code” means the Internal Revenue Code of 1986, as amended.
(h)“Committee” means the committee designated by the Board of Directors pursuant to Section 3 of the Plan to administer the Plan.

(i)“Common Stock” means the common stock of the Company, par value, $0.30 per share.
(j)“Company” means Team, Inc., a corporation organized under the laws of Delaware, and its successors.
(k)“Date of Grant” means the date when the Company completes the corporate action necessary to create the legally binding right constituting an Award, as provided in Code Section 409A and the regulations thereunder.
(l)“Disability” means an individual is classified as disabled under the terms of the Company’s long-term disability plan.
(m)“Effective Date” means the date the Plan, as amended and restated by this second amendment and restatement, is approved by the stockholders of the Company. The original effective date for the Plan was May 18, 2018. The Plan was amended and restated by the first amendment and restatement, effective May 13, 2021.
(n)“Employee” means any person employed by the Company or an Affiliate. Directors who are employed by the Company or an Affiliate shall be considered Employees under the Plan.
(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(p)“Exercise Price” means the price at which a Participant may purchase a share of Common Stock pursuant to an Option, or, in the case of Stock Appreciation Rights, the base price of the Stock Appreciation Right upon the Date of Grant.
(q)“Fair Market Value” on any date means the market price of Common Stock, determined by the Committee as follows:
(i)if the Common Stock is listed on the NYSE (or another established stock exchanges or national market system, Fair Market Value shall be the closing sales price for such stock as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Committee) on the date of determination (or, if no sales were reported on that date, on the last trading date such closing sales price was reported), as reported in The Wall Street Journal or reported such other source as the Committee deems reliable;
(ii)if the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sale price for such stock as quoted on such system or by such securities dealer on the date of determination, but if no such price was reported on that date, on the last date such price was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(iii)in the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Committee in good faith.
The Committee’s determination of Fair Market Value shall be conclusive and binding on all persons.
(r)“Good Reason” means, unless otherwise provided in an employment agreement between an Employee and the Company or a member of the Company Group, with respect to an individual the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Employee by the Company or a member of the Company Group for Cause: (A) a material reduction by the Company or a member of the Company Group of Employee’s base salary; (B) a material reduction in Employee’s authority, duties and responsibilities, provided, however, that Good Reason shall not be considered to occur solely because an Employee’s authorities, duties or responsibilities, and position are reallocated to other Employees based on a good faith determination by the Company or a member of the Company Group that such reallocation is necessary in order for the Company or a member of the Company Group to adequately to address growth, acquisitions or expansion or changes of the business of the Company or its Affiliates; or (C) the Company’s (or a member of the Company Group) requiring Employee to be based anywhere other than within 50 miles of Employee’s office location as of the Date of Grant except for requirements of reasonably required travel on the Company’s business.

(s)“Incentive Stock Option” means a stock option granted to a Participant pursuant to Section 8 of the Plan that is intended to meet the requirements of Code Section 422.
(t)“Non-Statutory Stock Option” means a stock option granted to a Participant pursuant to Section 7 of the Plan that is not intended to qualify, or does not quality, as an Incentive Stock Option.
(u)“Option” means an Incentive Stock Option or a Non-Statutory Stock Option.
(v)“Outside Director” means a member of the Board of Directors of the Company or an Affiliate who is not also an Employee of the Company or an Affiliate.
(w)“Participant” means any person who holds an outstanding Award.
(x)“Performance-Based Award” means the Awards issued under Section 14.
(y)“Performance Criteria” means the criteria the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following:
(i)revenue and income measures (which include revenue, return or revenue growth, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization (“EBIDTA”), earnings before interest and taxes (“EBIT”), achievement of profit, economic value added (“EVA”), and price per share of Common Stock);
(ii)expense measures (which include costs of goods sold, selling, loss or expense ratio, general and administrative expenses and overhead costs);
(iii)operating measures (which include productivity, operating income, operating earnings, cash flow, funds from operations, cash from operations, after-tax operating income, market share, expenses, margins, operating efficiency); cash flow measures (which include net cash flow from operating activities and net cash flow before financing activities) and sales measures (which include customer satisfaction, sales of services, and sales production);
(iv)liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow);
(v)leverage measures (which include debt reduction, debt-to-equity ratio and net debt);
(vi)market measures (which include market share, stock price, growth measure, total stockholder return and market capitalization measures); stockholders’ equity; return on assets; stockholder returns, and which may be risk-adjusted);
(vii)corporate value and sustainability measures which may be objectively determined (which include compliance, safety, environmental and personnel matters);
(viii)other measures such as those relating to acquisitions or dispositions (which include proceeds from dispositions); and
(ix)such other measures as determined by the Committee in its discretion.
(z)“Performance Goals” means the goals established in writing by the Committee for a Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish a Performance Goal, the Performance Goal may be: (i) expressed on a corporate-wide basis or with respect to one or more Affiliates, business units, divisions, subsidiaries or business segments or any combination thereof or for an individual on an individual basis; (ii) in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies; (iii) absolute or based on change in the Performance Criteria over a specified period of time and such change may be measured based on an arithmetic change over a specified period (e.g., cumulative change or average change), or percentage change over a specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (v) based on GAAP or non-GAAP calculations; or (vi) any combination of the foregoing. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.
(aa)“Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.
(bb)    “Performance Unit” means a dollar denominated unit awarded to a Participant pursuant to Section 13 of the Plan.
(cc)    “Permitted Transferees” means with respect to a Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.
(dd)    “Plan” means this Second Amended and Restated Team, Inc. 2018 Equity Incentive Plan.
(ee)    “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 10 of the Plan.
(ff)    “Restricted Stock Unit” means the grant of a right to receive Shares or the cash equivalent value in the future pursuant to Section 11 of the Plan.
(gg)    “Share” means a share of Common Stock.
(hh)    “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 12 of the Plan.
(ii)    “Termination of Service” shall mean the termination of employment of an Employee by the Company and all Affiliates or the termination of service by an Outside Director as a member of the Board of Directors of the Company and all Affiliates. A Participant’s service shall not be deemed to have terminated because of a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service. Furthermore, a Participant’s service with the Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company or an Affiliate; provided, however, that if any such leave exceeds 90 days, on the 91st day of such leave the Participant’s service shall be deemed to have terminated unless the Participant’s right to return to service with the Company Group is guaranteed by statute or contract. Unless the Participant’s leave of absence is approved by the Committee, a Participant’s service shall be deemed to have terminated upon the entity for which the Participant performs service ceasing to be an Affiliate (or any successor). Subject to the foregoing, the Company, in its discretion, shall determine whether a Participant’s service has terminated and the effective date of such termination.
3.ADMINISTRATION
The Committee shall administer the Plan. The Committee shall consist of two or more disinterested directors of the Company, who shall be appointed by the Board of Directors. A member of the Board of Directors shall be deemed to be “disinterested” only if he satisfies such requirements as the Securities and Exchange Commission may establish for non-employee directors administering plans intended to quality for exemption under Rule 16b-3 (or its successor) under the Exchange Act. The Board of Directors may also appoint one or more separate committees of the Board of Directors, each composed of one or more directors of the Company or an Affiliate who need not be disinterested, that may grant Awards and administer the Plan with respect to

Employees, Outside Directors, and other individuals who are not considered officers or directors of the Company under Section 16 of the Exchange Act. Unless and until otherwise determined by the Board, the Compensation Committee of the Board shall serve as the Committee; provided, however, that Board of Directors may serve as the Committee hereunder: (i) if the Compensation Committee has not been constituted; or (ii) with respect to Awards to Outside Directors.
(a)Except as specified herein, the Committee shall have the sole and complete authority to:
(i)determine the individuals to whom Awards are granted, the type and amounts of Awards to be granted and the time of all such grants;
(ii)determine the terms, conditions and provisions of, and restrictions relating to, each Award granted;
(iii)interpret and construe the Plan and all Award Agreements;
(iv)prescribe, amend and rescind rules and regulations relating to the Plan;
(v)determine the content and form of all Award Agreements;
(vi)determine all questions relating to Awards under the Plan, including whether any conditions relating to an Award have been met;
(vii)consistent with the Plan and with the consent of the Participant, as appropriate, amend any outstanding Award or amend the exercise date or dates thereof, provided that the Committee shall not have any discretion or authority to “reprice” any Options within the meaning of Section 23(b) hereof;
(viii)determine the duration and purpose of leaves of absence that may be granted to a Participant without constituting termination of the Participant’s employment for the purpose of the Plan or any Award;
(ix)maintain accounts, records and ledgers relating to Awards;
(x)maintain records concerning its decisions and proceedings;
(xi)employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and
(xii)do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the objectives of the Plan.
The Committee’s determinations under the Plan shall be final and binding on all persons.
(b)Each Award shall be evidenced by an Award Agreement containing such provisions as may be approved by the Committee. Each Award Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of the Award Agreement, shall be bound by the terms and restrictions of the Plan and the Award Agreement. The terms of each Award Agreement shall be in accordance with the Plan, but each Award Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, and at a minimum, the Committee shall set forth in each Award Agreement (i) the type of Award granted, (ii) the Exercise Price of any Option or Stock Appreciation Right, (iii) the number of Shares subject to the Award; (iv) the expiration date of the Award, (v) the manner, time, and rate (cumulative or otherwise) of exercise or vesting of such Award, and (vi) the restrictions, if any, placed upon such Award, or upon Shares which may be issued upon exercise of such Award.
(c)The Chairman of the Committee and such other directors and officers as shall be designated by the Committee is hereby authorized to execute Award Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

(d)The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and powers under the Plan to one or more members of the Board of Directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority or power with respect to (i) the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or person; or (ii) any Awards to an Outside Director.
(e)The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all authority for: (i) the determination of forms of payment to be made by or received by the Plan and (ii) the execution of any Award Agreement. The Committee may rely on the descriptions, representations, reports and estimates provided to it by the management of the Company or an Affiliate for determinations to be made pursuant to the Plan.
4.TYPES OF AWARDS AND RELATED RIGHTS
The following types of Awards may be granted under the Plan:
(a)Non-Statutory Stock Options;
(b)Incentive Stock Options;
(c)Restricted Stock;
(d)Restricted Stock Units;
(e)Stock Appreciation Rights; and
(f)Performance Units.
5.STOCK SUBJECT TO THE PLAN
(a)General Limitations. Subject to adjustment as provided in Section 20 hereof, the maximum number of Shares reserved for issuance in connection with Awards under the Plan is the sum of (i) 375,000 Shares; and (ii) the number of Shares remaining for issuance under the Plan immediately prior to the Effective Date. If all or any portion of any Award issued under the Plan shall terminate, expire, be cancelled or forfeited, or be exchanged with the Committee’s approval, prior to the issuance of shares of Common Stock, for an Award not involving shares of Common Stock (including Shares subject to Awards issued prior to the Effective Date), new Awards may thereafter be awarded with respect to such shares. Any shares of Common Stock tendered (by either actual delivery or attestation) to (i) pay the exercise price of an Option granted under the Plan, (ii) settled in cash in lieu of shares of Common Stock, or (iii) satisfy tax withholding obligations associated with an Award granted under the Plan, shall not become available again for grant under the Plan. Any shares of Common Stock that (i) were subject to a Stock Appreciation Right granted under the Plan that were not issued upon the exercise of such Stock Appreciation Right, or (ii) reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of an option, shall not become available for grant under the Plan. Any dividend equivalents settled in shares of Common Stock under the Plan shall be applied against the number of shares of Common Stock available for Awards.
(b)Individual Limitations. Subject to adjustment as provided in Section 20 hereof, the following individual award limitations shall apply:
(i)the maximum aggregate number of Shares for which Awards may be granted to any Participant in any calendar year (all of which may be issued as Non-Statutory Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units or Stock Appreciation Rights) shall be 1,000,000 shares of Common Stock;
(ii)the maximum aggregate amount that may be granted to any Participant in any calendar year under Awards that are payable in cash or property other than Shares that are Performance-Based Awards shall be $5 Million; and

(iii)the maximum aggregate number of Shares for which Awards may be granted to any Director in any calendar year (all of which may be issued as Non-Statutory Stock Options, Restricted Stock, Restricted Stock Units or Stock Appreciation Rights) shall be 250,000 shares of Common Stock.
(c)Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by service providers of another corporation in connection with a merger or consolidation of the service recipient corporation with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the service recipient corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. Such substitution of any outstanding Option must satisfy the requirements of Treasury Regulation § 1.424-1 and Code Section 409A.
(d)Source of Shares. Shares issued under the Plan may be either authorized but unissued Shares, authorized Shares previously issued held by the Company in its treasury that have been reacquired by the Company, or Shares purchased by the Company in the open market.
6.ELIGIBILITY
Subject to the terms of the Plan, all Employees and Outside Directors shall be eligible to receive Awards under the Plan.
7.NON-STATUTORY STOCK OPTIONS
The Committee may, subject to the limitations of this Plan and the availability of Shares reserved but not previously awarded under the Plan, grant Non-Statutory Stock Options to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:
(a)Exercise Price. The Committee shall determine the Exercise Price of each Non-Statutory Stock Option. However, the Exercise Price shall not be less than the Fair Market Value of the Common Stock on the Date of Grant.
(b)Terms of Non-Statutory Stock Options. The Committee shall determine the term during which a Participant may exercise a Non-Statutory Stock Option, but in no event may a Participant exercise a Non-Statutory Stock Option, in whole or in part, more than 10 years from the Date of Grant. The Committee shall also determine the date on which each Non-Statutory Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Non-Statutory Stock Option. Shares underlying each Non-Statutory Stock Option may be purchased, in whole or in part, by the Participant at any time during the term of such Non-Statutory Stock Option, after such Option becomes exercisable. A Non-Statutory Stock Option may not be exercised for fractional shares. If, on the date when a Non-Statutory Stock Option would otherwise terminate or expire the Exercise Price of the Non-Statutory Stock Option is less than the Fair Market Value of the Shares subject to the Non-Statutory Stock Option on such date but any portion of the Non-Statutory Stock Option has not been exercised, then subject to Section 7(g), the Non-Statutory Stock Option shall automatically be deemed to be exercised as of such date with respect to such portion by means of a “net exercise” as described in Section 9. An Award Agreement with respect to a Non-Statutory Stock Option may also provide for an automatic exercise of the Non-Statutory Stock Option on an earlier date, subject to the limitations in Section 15(a).
(c)Termination of Service (General). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason other than resignation, Disability or death, or Termination of Service for Cause, the Participant may exercise only those Non-Statutory Stock Options that were vested and immediately exercisable by the Participant at the date of such termination and only for two years following the date of such termination, or, if sooner, the expiration of the term of the Non-Statutory Stock Option.
(d)Termination of Service (Resignation). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service by resignation, the Participant may exercise only those Non-Statutory Stock Options that were vested and immediately exercisable by the Participant at the date of such termination and only for one year following the date of such termination, or, if sooner, until the expiration of the term of the Non-Statutory Stock Option.

(e)Termination of Service (Disability or Death). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all Non-Statutory Stock Options held by such Participant shall immediately become vested and fully exercisable and remain exercisable for one year following the date of such termination.
(f)Termination of Service for Cause. Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of a Participant’s Termination of Service for Cause, all rights with respect to the Participant’s Non-Statutory Stock Options shall be forfeited and expire immediately upon the effective date of such Termination of Service for Cause.
(g)Extension of Term of Option. If a Non-Statutory Stock Options would expire on a day that the Participant cannot exercise the Non-Statutory Stock Option because such an exercise would violate an applicable federal, state, local, or foreign law, the expiration date shall be tolled, at the discretion of the Committee, to the date no later than 30 days after the date the exercise of such Non-Statutory Stock Option would no longer violate an applicable federal, state, local and foreign laws, but only to the extent allowed under Code Section 409A.
(h)Settlement. Upon exercise, a Non-Statutory Stock Option shall be settled in Shares.
8.INCENTIVE STOCK OPTIONS
The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Incentive Stock Options to Employees upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:
(a)Exercise Price. The Committee shall determine the Exercise Price of each Incentive Stock Option. However, the Exercise Price shall not be less than the Fair Market Value of the Common Stock on the Date of Grant; provided, however, that if at the time an Incentive Stock Option is granted, the Employee owns or is treated as owning, for purposes of Code Section 422, Common Stock representing more than 10% of the total combined voting securities of the Company (“10% Owner”), the Exercise Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant.
(b)Amounts of Incentive Stock Options. To the extent the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options that are exercisable for the first time by an Employee during any calendar year under the Plan and any other stock option plan of the Company or an Affiliate exceeds $100,000, or such higher value as may be permitted under Code Section 422, such Options in excess of such limit shall be treated as Non-Statutory Stock Options. Fair Market Value shall be determined as of the Date of Grant with respect to each such Incentive Stock Option.
(c)Terms of Incentive Stock Options. The Committee shall determine the term during which a Participant may exercise an Incentive Stock Option, but in no event may a Participant exercise an Incentive Stock Option, in whole or in part, more than 10 years from the Date of Grant; provided, however, that if at the time an Incentive Stock Option is granted to an Employee who is a 10% Owner, the Incentive Stock Option granted to such Employee shall not be exercisable after the expiration of five years from the Date of Grant. The Committee shall also determine the date on which each Incentive Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Incentive Stock Option. Shares underlying each Incentive Stock Option may be purchased, in whole or in part, at any time during the term of such Incentive Stock Option, after such Option becomes exercisable. An Incentive Stock Option may not be exercised for fractional shares. If, on the date when an Incentive Stock Option would otherwise terminate or expire the Exercise Price of the Incentive Stock Option is less than the Fair Market Value of the Shares subject to the Incentive Stock Option on such date but any portion of the Incentive Stock Option has not been exercised, then the Incentive Stock Option shall automatically be deemed to be exercised as of such date with respect to such portion by means of a “net exercise” as described in Section 9. An Award Agreement with respect to an Incentive Stock Option may also provide for an automatic exercise of the Incentive Stock Option on an earlier date.
(d)Termination of Service (General). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason other than Disability or death, or Termination of Service for Cause, the Participant may exercise only those Incentive Stock Options that were immediately exercisable by the

Participant at the date of such termination and only for three months following the date of such termination, or, if sooner, the expiration of the term of the Incentive Stock Option.
(e)Termination of Service (Disability or Death). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all Incentive Stock Options held by such Participant shall become immediately vested and fully exercisable and remain exercisable for one year following the date of such termination, or, if sooner, the expiration of the term of the Incentive Stock Option.
(f)Termination of Service for Cause. Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of an Employee’s Termination of Service for Cause, all rights under such Employee’s Incentive Stock Options shall expire immediately upon the effective date of such Termination of Service for Cause.
(g)Settlement. Upon exercise, an Incentive Stock Option shall be settled in Shares.
(h)Disqualifying Dispositions. Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Committee of any disposition of Shares issued pursuant to the exercise of such Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), within 10 days of such disposition.
9.METHOD OF EXERCISE OF OPTIONS
Subject to any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Exercise Price in such form or forms, including, without limitation, payment by delivery of cash or Common Stock owned by the Participant having a Fair Market Value on the exercise date equal to the total Exercise Price, or by any combination of cash and Shares, including exercise by means of a cashless exercise arrangement with a qualifying broker-dealer or a “net exercise.” The Participant may deliver shares of Common Stock either by attestation or by the delivery of a certificate or certificates for shares duly endorsed for transfer to the Company. A “net exercise” means the delivery of a properly executed notice followed by a procedure pursuant to which (1) the Company will reduce the number of Shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of Shares having a Fair Market Value that does not exceed the aggregate Exercise Price for the Shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate Exercise Price not satisfied by such reduction in the number of whole Shares to be issued. Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) Shares are used to pay the Exercise Price pursuant to a “net exercise,” (B) Shares are delivered to the Participant as a result of such exercise, and (C) Shares are withheld to satisfy tax withholding obligations.
10.RESTRICTED STOCK AWARDS
The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Restricted Stock to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:
(a)Payment of the Restricted Stock. Awards of Restricted Stock may only be made in whole Shares.
(b)Terms of the Restricted Stock. Subject to the limitations in Section 15(a), the Committee shall determine the dates on which Restricted Stock granted to a Participant shall vest and any specific conditions or performance goals which must be satisfied prior to the vesting of any installment or portion of the Restricted Stock. Notwithstanding other paragraphs in this Section 10, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock except for any Restricted Stock that are Performance-Based Awards under Section 14 hereof. The acceleration of any Restricted Stock shall create no right, expectation or reliance on the part of any other Participant or that certain Participant regarding any other Restricted Stock.
(c)Termination of Service (General). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason other than Disability or death, the Participant’s unvested Restricted Stock as of the date of termination shall be forfeited and any rights the Participant had to such unvested Restricted Stock shall become null and void.

(d)Termination of Service (Disability or Death). Unless otherwise provided in the applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all unvested Restricted Stock held by such Participant, including any Restricted Stock subject to a Performance Goal, shall immediately vest.
(e)Voting of Restricted Stock. After a Restricted Stock Award has been granted, but for which Shares covered by such Restricted Stock have not yet vested, the Participant shall be entitled to vote such Shares subject to the rules and procedures adopted by the Committee for this purpose.
(f)Restrictive Legend. Each certificate issued in respect of one or more shares of Restricted Stock shall be registered in the name of the Participant and, at the discretion of the Board, each such certificate may be deposited in a bank designated by the Board. Each such certificate shall bear the following (or a similar) legend:
(g)“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Second Amended and Restated Team, Inc. 2018 Equity Incentive Plan and an agreement entered into between the registered owner and Team, Inc. A copy of such plan and agreement is on file at the principal office of Team, Inc.”
(h)Transfers of Unrestricted Shares. Upon the vesting date for Restricted Stock, such Restricted Stock will be transferred free of all restrictions to a Participant (or his or her legal representative, beneficiary or heir).
(i)Awards to Outside Directors. The Committee may award shares of Stock to Outside Directors pursuant to this Section 10. The Committee shall designate the terms and conditions of any grant of Stock under this Section 10(h).
11.RESTRICTED STOCK UNITS
The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Restricted Stock Unit Awards to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions.
(a)Settlement of Restricted Stock Unit Award. A Restricted Stock Unit Award shall be settled either by the delivery of whole Shares or by the payment of cash based upon the Fair Market Value of a specified number of Shares, in the discretion of the Committee, subject to the terms of the applicable Award Agreement. Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, any Stock Certificate evidencing the Shares payable under a Restricted Stock Unit Award will be issued (or cash paid) within an administratively reasonable period after the date on which the Restricted Stock Unit vests so that the payment of Shares qualifies for the short-term deferral exception under Code Section 409A. Notwithstanding the preceding, a payment may be delayed where the Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided, however, that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.
(b)Terms of Restricted Stock Unit Awards. Subject to the limitations in Section 15(a), the Committee shall determine the dates on which Restricted Stock Units granted to a Participant shall vest and any specific conditions or performance goals which must be satisfied prior to the vesting of any Award. Notwithstanding other paragraphs in this Section 11, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock Units except for any such Restricted Stock Units that are Performance-Based Awards under Section 14 hereof. The acceleration of any Restricted Stock Unit Award shall create no right, expectation or reliance on the part of any other Participant or that Participant regarding any other Restricted Stock Unit Award.
(c)Termination of Service (General). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason other than Disability or death, the Participant’s unvested Restricted Stock Units as of the date of termination shall be forfeited and any rights the Participant had to such unvested Awards shall become null and void.

(d)Termination of Service (Disability or Death). Unless otherwise provided in the applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all unvested Restricted Stock Units held by such Participant shall immediately vest.
(e)Deferral. Unless expressly permitted by the Committee in the Award Agreement, a Participant does not have any right to make any election regarding the time or form of any payment pursuant to a Restricted Stock Unit Award. To the extent permissible under applicable law, the Committee may permit a Participant to defer payment under a Restricted Stock Unit to a date or dates after the Restricted Stock Unit vests, provided that the terms of the Restricted Stock Unit and any deferral satisfy the requirements to avoid imposition of the “additional tax” under Code Section 409A(a)(l)(B).
12.STOCK APPRECIATION RIGHTS
The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Stock Appreciation Rights to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions.
(a)Exercise Price. The Committee shall determine the Exercise Price of each Stock Appreciation Right. However, the Exercise Point shall not be less than the Fair Market Value of the Common Stock on the Date of Grant.
(b)Terms of Stock Appreciation Rights. The Committee shall determine the term during which a Participant may exercise a Stock Appreciation Right, but in no event may a Participant exercise a Stock Appreciation Right, in whole or in part, more than 10 years from the Date of Grant. The Committee shall also determine the date on which each Stock Appreciation Right, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Stock Appreciation Right. A Stock Appreciation Right may not be exercised for fractional shares. If, on the date when a Stock Appreciation Right would otherwise terminate or expire the Exercise Price of the Stock Appreciation Right is less than the Fair Market Value of the Shares subject to the Stock Appreciation Right on such date but any portion of the Stock Appreciation Right has not been exercised, then subject to Section 12(g), the Stock Appreciation Right shall automatically be deemed to be exercised as of such date with respect to such portion. An Award Agreement with respect to a Stock Appreciation Right may also provide for an automatic exercise of the Stock Appreciation Right on an earlier date.
(c)Termination of Service (General). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason other than resignation, Disability or death, or Termination of Service for Cause, the Participant may exercise only those Stock Appreciation Rights that were immediately exercisable by the Participant at the date of such termination and only for two years following the date of such termination, or, if sooner, the expiration of the term of the Stock Appreciation Right.
(d)Termination of Service (Resignation). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service by resignation, the Participant may exercise only those Stock Appreciation Rights that were immediately exercisable by the Participant at the date of such termination and only for one year following the date of such termination, or, if sooner, the expiration of the term of the Stock Appreciation Right.
(e)Termination of Service (Disability or Death). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all Stock Appreciation Rights held by such Participant shall become immediately vested and fully exercisable and remain exercisable for one year following the date of such termination, or, if sooner, the expiration of the term of the Stock Appreciation Right.
(f)Termination of Service for Cause. Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of a Participant’s Termination of Service for Cause, all rights with respect to the Participant’s Stock Appreciation Rights shall be forfeited and expire immediately upon the effective date of such Termination of Service for Cause.
(g)Extension of Term of Stock Appreciation Right. If a Stock Appreciation Right would expire on a day that the Participant cannot exercise the Stock Appreciation Right because such an exercise would violate an applicable federal, state, local, or foreign law, the expiration date shall be tolled, at the discretion of the Committee, to the date no later than 30 days after the date the exercise of such Stock Appreciation Right would no longer violate an applicable federal, state, local and foreign laws, but only to the extent allowed under Code Section 409A.
(h)Settlement. Upon exercise, a Stock Appreciation Right shall be settled in cash or Shares, or both, in the discretion of the Committee, subject to the terms of the applicable Award Agreement.
13.TERMS AND CONDITIONS OF PERFORMANCE UNIT AWARDS
Subject to the terms of the Plan, the Committee, in its discretion, may award Performance Units to any Participant. Each Award of Performance Units shall be evidenced by an agreement, in such form as is approved by the Committee, and, except as otherwise provided by the Committee, all Performance Units shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:
(a)Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount or a number of shares of Common Stock, as determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, will determine the number of Performance Units that shall be settled and paid to the Participant.
(b)Earning of Performance Units. After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.
(c)Settlement of Performance Units. Any Performance Unit shall be settled and paid within ninety (90) days after the end of the applicable Performance Period in the form of cash or in shares of Common Stock or in a combination thereof, as specified in the Participant’s applicable Award Agreement. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or Affiliate on the day a Performance Unit is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance Unit for a Performance Period only if the Performance Goals for such period are achieved. Any shares of Common Stock paid to a Participant under this Section may be subject to any restrictions deemed appropriate by the Committee.
14.PERFORMANCE-BASED AWARDS
(a)Purpose. The purpose of this Section 14 is to provide the Committee the ability to grant Restricted Stock and Restricted Stock Units as Performance-Based Awards. If the Committee, in its discretion, decides to grant an Award of Restricted Stock and Restricted Stock Units that is intended to constitute a Performance-Based Award, the provisions of this Section 14 shall control over any contrary provision contained herein.
(b)Applicability. This Section 14 shall apply only to those Participants selected by the Committee to receive Performance-Based Awards. The designation of an Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the relevant Performance Period. Moreover, designation of an Employee as a Participant for a particular Performance Period shall not require designation of such Employee as a Participant in any subsequent Performance Period and designation of one Employee as a Participant shall not require designation of any other Employees as a Participant in such period or in any other period.
(c)Procedures with Respect to Performance-Based Awards. No later than 90 days following the commencement of any fiscal year in question or, for an Award that uses any other designated fiscal period or period of service, the commencement of such performance period, the Committee shall, in writing, (i) designate one or more Employees to receive Performance-Based Awards, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Performance-Based Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Performance-Based Awards, as applicable, to be earned by each Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. No Award or portion thereof that is subject to the satisfaction of any condition shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved.
(d)Adjustments and Modifications. Unless otherwise determined by the Committee at the time a Performance-Based Award is granted, the Committee shall have the authority to specify adjustments or modifications to be made to the calculation of any applicable Performance Goals based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual or infrequent nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; (vi) acquisitions or divestitures and the related costs and expenses; (vii) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; (x) a change in the Company’s fiscal year; and (xi) such other events as the Committee determines appropriate in its sole discretion.
(e)Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or an Affiliate on the day a Performance-Based Award for such Performance Period is paid to the Participant. Unless otherwise provided in the applicable Award Agreement, in the event of Participant’s Termination of Service due to Disability or death, all unvested Performance-Based Awards held by such Participant shall immediately vest.
(f)Effect on Other Plans and Arrangements. Nothing contained in the Plan will be deemed in any way to limit or restrict the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
15.VESTING
(a)Minimum Vesting Period. The Committee shall establish the vesting schedule to apply to any Award, which shall be set forth in the applicable Award Agreement. Each Award issued under this Plan’s terms shall have a vesting period of not less than one (1) year; provided, however, that (i) no minimum vesting period shall apply with respect to grants of up to five percent (5%) of the amount designated in Section 5(a) above, subject to adjustment as provided in Section 20(a), and (ii) this Section 15(a) shall not apply to Substitute Awards issued pursuant to Section 5(c) above. If a Participant’s employment with or service to the Company or an Affiliate terminates for any reason other than Disability or death, any Awards that are not yet vested are immediately and automatically forfeited; provided, however, in such special circumstances as the Committee deems appropriate, the Committee may take such action as it deems equitable in the circumstances or in the best interests of the Company, including, without limitation, fully vesting an Award or waiving or modifying any other limitation or requirement under the Award.
(b)Effect of “Change of Control.” Notwithstanding Section 15(a):
(i)Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Performance Unit (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof is terminated without Cause within 12 months before or after such Change of Control or Participant resigns for Good Reason (or such other period set forth in the Award Agreement):
(1)Options and Stock Appreciation Rights outstanding as of the date of such Change of Control (or Termination of Service, if later) will immediately vest upon the Change of Control (or Termination of Service, if later), become fully exercisable, and may thereafter be exercised for two years (or the period of time set forth in the Award Agreement), or, if sooner, the expiration of the term of the Award; and
(2)The restrictions, limitations and other conditions applicable to Restricted Stock, Restricted Stock Units and Performance Units outstanding as of the Change of Control (or Termination of Service, if later) shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested.
For the purposes of this Section 15(b), an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Performance Unit shall be considered assumed or substituted for if following the Change of Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock or Performance Unit, or Restricted Stock Unit immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock or Performance Unit, or Restricted Stock Unit Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.
(ii)Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control, to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then as of the Change of Control:
(1)Those Options and Stock Appreciation Rights outstanding as of the date of the Change of Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable;
(2)Restrictions, limitations and other conditions applicable to Restricted Stock, Performance Units and Restricted Stock Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Stock, Performance Units and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant; and
(3)Any Award subject to performance criteria shall be prorated based on the performance from the Award Date to the date of the Change of Control. The proration shall be based upon the method set forth in the Award Agreements evidencing the applicable Awards, or if no method is specified, based upon the total number of days during the performance period prior to the Change of Control in relation to the total number of days during the performance period.
16.LIMITATIONS ON DIVIDENDS AND DIVIDEND EQUIVALENTS
The Committee may provide that Awards under this Plan shall earn dividends or dividend equivalents; provided, however, that no portion of such dividends or dividend equivalents may be paid prior to vesting or during the forfeiture restriction period. Prior to payment, such dividends or dividend equivalents shall be credited to an account maintained on the books of the Company. Any crediting of dividends or dividend equivalents will be subject to such terms, conditions, limitations and restrictions as the Committee may establish, from time to time, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents. Dividend or dividend equivalent rights shall be as specified in the Award Agreement, or pursuant to a resolution adopted by the Committee with respect to outstanding Awards. No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights.
17.RIGHTS OF PARTICIPANTS
No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award until the date of issuance of a stock certificate for such Common Stock. Nothing contained in this Plan or in any Award Agreement confers on any person any right to continue in the employ or service of the Company or an Affiliate or interferes in any way with the right of the Company or an Affiliate to terminate a Participant’s services.

18.DESIGNATION OF BENEFICIARY
A Participant may, with the consent of the Committee (which shall not be unreasonably withheld), designate a beneficiary or beneficiaries to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails to designate a beneficiary, or if no designated beneficiary survives the Participant, then the Participant’s estate will be deemed to be the beneficiary.
19.TRANSFERABILITY OF AWARDS
(a)Incentive Stock Options. Incentive Stock Options are not transferable, voluntarily or involuntarily, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. During a Participant’s lifetime, Incentive Stock Options may be exercised only by the Participant (or a legal representative if the Participant becomes incapacitated).
(b)Awards Other Than Incentive Stock Options. All Awards granted pursuant to this Plan other than Incentive Stock Options are transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; provided, however, with the approval of the Committee, a Participant may transfer a Non-Statutory Stock Option or a Stock Appreciation Right for no consideration to or for the benefit of one or more Permitted Transferees subject to such limits as the Committee may establish, and the Permitted Transferee shall remain subject to all the terms and conditions applicable to the Award prior to such transfer. The transfer of an Award pursuant to this Section shall include a transfer of the rights of a Participant under this Plan to consent to certain amendments to the Plan or an Award Agreement and, in the discretion of the Committee, shall also include transfer of ancillary rights associated with the Award.
20.ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR A CHANGE OF CONTROL
(a)Adjustment Clause. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other change affecting the outstanding shares of Common Stock as a class without the Company’s receipt of consideration, or other equity restructuring within the meaning of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R), appropriate adjustments shall be made to (i) the aggregate number of Shares with respect to which awards may be made under the Plan pursuant to Section 5(a); (ii) the terms and the number of Shares and/or the Exercise Price per Share of any outstanding Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units; and (iii) the share limitations set forth in Section 5 hereof. The Committee shall also make appropriate adjustments described in (i)-(iii) of the previous sentence in the event of any distribution of assets to stockholders other than a normal cash dividend. Adjustments, if any, and any determination or interpretations, made by the Committee shall be final, binding and conclusive. Conversion of any convertible securities of the Company shall be deemed to have been effected for adequate consideration. Except as expressly provided herein, no issuance by the Company of shares of any class or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.
(b)Change of Control. If a Change of Control occurs, the Committee may, in its discretion and without limitation:
(i)cancel outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion; it being understood that if stockholders receive consideration other than publicly traded equity securities of the surviving entity, any determination by the Committee that the value of a Stock Option or Stock Appreciation Right shall equal the excess, if any, of the value of the consideration being paid for each Share in such transaction over the Exercise Price of such Option or Stock Appreciation Right shall conclusively be deemed valid. Accordingly, if the Exercise Price of the Shares subject to a Stock Option or Stock Appreciation Right exceeds the Fair Market Value of such Shares, then such Stock Option or Stock Appreciation Right may be cancelled without making a payment to the holder of the Stock Option or Stock Appreciation Right;

(ii)substitute other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for Shares subject to outstanding Awards;
(iii)arrange for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company);
(iv)may, after giving Participants an opportunity to exercise their outstanding Stock Options and Stock Appreciation Rights, terminate any or all unexercised Stock Options and Stock Appreciation Rights. Such termination shall take place as of the date of the Change of Control or such other date as the Committee may specify; and
(v)with respect to any outstanding Performance Units or Performance Awards, require the mandatory surrender by a Participant of some or all of such Awards as of a date, before or after the Change in Control occurs, specified by the Committee, in which case the Committee will cancel those awards, and we will pay (or cause to be paid) to each participant an amount of cash equal to the value of any Performance Units or Performance Awards, as applicable, based on the performance from the Award Date to the date of the Change of Control, with the amount of payment pro-rated to the extent the performance or vesting period has not been completed.
(c)Section 409A revisions with Respect to Adjustments. Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section to Awards that are considered “deferred compensation” within the meaning of Code Section 409A shall be made in compliance with the requirements of Code Section 409A unless the Participant consents otherwise; (ii) any adjustments made to Awards that are not considered “deferred compensation” subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code Section 409A or comply with the requirements of Code Section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any adjustments under this Section to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code Section 409A to be subject thereto.
21.TAX WITHHOLDING
Whenever under this Plan, cash or Shares are to be delivered upon exercise of an Award or any other event with respect to rights and benefits hereunder, the Committee shall be entitled to require as a condition of delivery (i) that the Participant remit an amount sufficient to satisfy all federal, state, and local withholding tax requirements related thereto, (ii) that the minimum withholding of such sums come from compensation otherwise due to the Participant or from any Shares due to the Participant under this Plan, or (iii) any combination of the foregoing provided that the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge.
22.CLAWBACK/RECOVERY
All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is specifically required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise specifically required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired shares of Stock or other cash or property upon the occurrence of Cause.
23.AMENDMENT OF THE PLAN AND AWARDS
(a)The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, prospectively or retroactively; provided; however, (i) provisions governing grants of Incentive Stock Options shall be submitted for stockholder approval to the extent required by applicable law or regulation; (ii) except as permitted by Section 20, no amendment may increase the share limitations set forth in Section 5 or decrease the minimum Exercise Price for Stock Options or Stock Appreciation Rights set forth in Sections 7(a), 8(a) and 12(a), unless any such amendment is approved by the Company’s stockholders within 12 months before or after such amendment; and (iii) the provisions of Section 23(b) (relating to Option repricing) may not be amended, unless any such amendment is approved by the Company’s stockholders. Failure to ratify or approve amendments or modifications by stockholders shall be effective only as to the specific amendment or modification requiring such approval or ratification. Other provisions of this Plan will remain in full force and effect. No such termination, modification or amendment may materially adversely affect the rights of a Participant under an outstanding Award without the written permission of such Participant.
(b)The Committee may amend any Award Agreement, prospectively or retroactively; provided, however, that no such amendment shall adversely affect the rights of any Participant under an outstanding Award without the written consent of such Participant; provided, however, that repricing of Stock Options or Stock Appreciation Rights shall not be permitted. For this purpose, a repricing means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or Stock Appreciation Right to lower its Exercise Price; (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) canceling an Option or Stock Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying stock in exchange for cash or for another Option, Stock Appreciation Right or other Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 20. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.
24.RIGHT OF OFFSET
The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, documented travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company on a past due basis, and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement; provided, however, that no such offset shall be permitted if it would constitute an “acceleration” of a payment hereunder within the meaning of Code Section 409A. This right of offset shall not be an exclusive remedy and the Company’s election not to exercise the right of offset with respect to any amount payable to a Participant shall not constitute a waiver of this right of offset with respect to any other amount payable to the Participant or any other remedy.
25.ELECTRONIC DELIVERY AND SIGNATURES
(a)Any reference in an Award Agreement or the Plan to a written document includes without limitation any document delivered electronically or posted on the Company’s or an Affiliate’s intranet or other shared electronic medium controlled by the Company or an Affiliate.
(b)The Committee and any Participant may use facsimile and PDF signatures in signing any Award or Award Agreement, in exercising any Option or Stock Appreciation Right, or in any other written document in the Plan’s administration. The Committee and each Participant are bound by facsimile and PDF signatures, and acknowledge that the other party relies on facsimile and PDF signatures.
26.EFFECTIVE DATE OF PLAN
The Plan was originally effective May 18, 2018 and was amended and restated by the first amendment and restatement, effective May 13, 2021. The Plan shall be amended and restated by this second amendment and restatement effective as of March 27, 2024, provided such amendment and restatement is approved by at least a majority vote of shareholders voting in person or by proxy with respect to the Plan at the Company’s shareholders’ meeting on May 22, 2024.
27.TERMINATION OF THE PLAN
The right to grant Awards under the Plan will terminate after March 13, 2031. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect a Participant’s rights under an outstanding Award.
28.APPLICABLE LAW; COMPLIANCE WITH LAWS

The Plan will be administered in accordance with the laws of the state of Delaware and applicable federal law. Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any Shares under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any Shares under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares.
29.PROHIBITION ON DEFERRED COMPENSATION
It is the intention of the Company that no Award shall be “deferred compensation” subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Code Section 409A. Notwithstanding any provision herein to the contrary, any Award issued under the Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Code Section 409A(d)(l) and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto.
30.NO GUARANTEE OF TAX TREATMENT
Notwithstanding anything herein to the contrary, a Participant shall be solely responsible for the taxes relating to the grant or vesting of, or payment pursuant to, any Award, and none of the Company, the Board of Directors or the Committee (or any of their respective members, officers or employees) guarantees any particular tax treatment with respect to any Award.